Exhibit 10.3
March 3, 2020
Dear Julie:
Thank you for being candid and forthright with me about your desire to voluntarily resign from AMAG Pharmaceuticals, Inc. (“AMAG”), as well as for your willingness to remain at AMAG for a designated period of time prior to your departure. We appreciate your efforts on behalf of AMAG in recent years and your commitment to make the transition smooth and professional.
As a sign of our appreciation, we are willing to offer you a retention bonus in exchange for your continued commitment to the organization through March 31, 2020. In particular, if you remain actively employed with AMAG through March 31, 2020 (the “Separation Date”), comply with company rules and policies throughout that date, and engage in best efforts to perform your job duties through that date and otherwise assist with transitional matters, AMAG will provide you with a lump sum retention bonus in the amount of Two Hundred and Eighty Eight Thousand Dollars ($288,000.00), less lawful deductions (the “Retention Bonus”). The Retention Bonus shall be contingent on you signing and complying with (and not revoking your acceptance) of a separation agreement and general release in a form prepared by and acceptable to the Company (the “Release Agreement). You will be provided at least 21 days to consider the Release Agreement, which must be signed and returned to AMAG no later than April 6, 2020. The Retention Bonus will be payable within five (5) business days of the Effective Release Date (as defined in the Release Agreement).
Provided that you remain actively employed, you will continue to receive your regular pay and benefits through the Separation Date, including your annual bonus for fiscal year 2019 in the amount of $148,500.00, less lawful deductions. If the Company chooses in its discretion to accelerate your Separation Date, you will be paid through March 31, 2020 and you will remain eligible for the Retention Bonus described above.
You agree to keep the terms of this letter, as well as the fact of your departure, strictly confidential until the Company chooses to communicate your resignation prior to March 31, 2020.
This letter replaces, supersedes and extinguishes any rights you may have to retention payments/awards, severance pay/benefits and/or other termination pay/benefits under your Employment Agreement, your letter dated October 4, 2019 relating certain Retention Awards, as well any other applicable agreement, policy or plan. For the avoidance of doubt, you will not be eligible to receive any other severance payments/benefits (including without limitation as set forth in Section 5(b), 5(c) and 5(d) of your Employment Agreement) or retention payments/awards, other than the Retention Bonus set forth herein.
To accept the terms of this letter, please sign below where indicated and return the original to me by March 3, 2020.
Again, thank you for your continuing commitment to AMAG through the Separation Date.
Sincerely,
/s/ William Heiden
William Heiden
Chief Executive Officer & President

AGREED TO:

/s/ Julie Krop      3/3/2020
Julie Krop     Date